EXHIBIT 5

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS HOUSTON LONDON MOSCOW
NEW YORK RIYADH WASHINGTON

March 7, 2005

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, TX 77077

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of 1,700,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), in connection with the Company’s 2004 Incentive Plan (the “Plan”), we are passing upon certain legal matters in connection with such 1,700,000 shares of Common Stock (the “Shares”) for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Company and the originals, or copies, certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

Based on our examination as aforesaid, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. Upon the issuance by the Company of the Shares pursuant to the provisions of the Plan and receipt of any consideration therefore provided in the Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filling of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

JDK/ANM